Exhibit 10.1

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of March 31, 2007, by and between COMERICA BANK (“Bank”) and COMMODORE RESOURCES (NEVADA), INC., LYRIS TECHNOLOGIES INC., UPTILT INC., MCC NEVADA, INC.,  CLICKTRACKS ANALYTICS, INC., ADMIRAL MANAGEMENT COMPANY and J.L. HALSEY CORPORATION (each a “Borrower” and collectively, “Borrowers”).

RECITALS

COMMODORE RESOURCES (NEVADA), INC., LYRIS TECHNOLOGIES INC., UPTILT INC., MCC NEVADA, INC.,  CLICKTRACKS ANALYTICS, INC. and Bank are parties to that certain Loan and Security Agreement dated as of October 4, 2005, as amended from time to time including by that certain First Amendment to Loan and Security Agreement dated as of April 25, 2006,  that certain Second Amendment to Loan and Security Agreement dated as of August 18, 2006, that certain Third Amendment to Loan and Security Agreement dated as of November 30, 2006 and that certain Fourth Amendment to Loan and Security Agreement dated as of January 30, 2007 (the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment to, among other things, add ADMIRAL MANAGEMENT COMPANY and J.L. HALSEY CORPORATION as co-borrowers.

NOW, THEREFORE, the parties agree as follows:

1.             All references in the Loan Documents to the term “Borrowers” shall hereafter mean and refer to COMMODORE RESOURCES (NEVADA), INC., LYRIS TECHNOLOGIES INC., UPTILT INC., MCC NEVADA, INC.,  CLICKTRACKS ANALYTICS, INC., ADMIRAL MANAGEMENT COMPANY and J.L. HALSEY CORPORATION, and each such entity shall individually be referred to as a Borrower under the Loan Documents.

2.             All references in the Loan Documents to the terms “Guarantors” are hereby deleted in their entirety.

3.             The following defined terms in Section 1.1 of the Agreement hereby are added, amended or restated as follows:

“ACH Sublimit” means a sublimit for Automated Clearing House transactions under the Revolving Line not to exceed Five Hundred Thousand Dollars ($500,000), minus any amounts outstanding under the Foreign Exchange Sublimit and the Letter of Credit Sublimit.

“Applicable Unused Fee Percentage” means (i) one fifth of one percent (0.20%) if the Senior Debt/EBITDA ratio calculated pursuant to Section 6.7(c) hereof is less than or equal to 1.00 to 1.00 for the most recently ended measuring period, (ii) one quarter of one percent (0.25%) if the Senior Debt/EBITDA ratio calculated pursuant to Section 6.7(c) hereof is greater than 1.00 to 1.00 but less than or equal to 1.75 to 1.00 for the most recently ended measuring period, and (iii) three tenths of one percent (0.30%) if the Senior Debt/EBITDA ratio calculated pursuant to Section 6.7(c) hereof is greater than 1.75 to 1.00 but less than or equal to 2.50 to 1.00 for the most recently ended measuring period.

“EBITDA” means earnings of Borrowers before interest, taxes, depreciation, amortization and non-cash stock compensation expense plus any cash or non-cash expenses related to discontinued operations (provided that any such cash expenses shall be capped at Two Hundred Thousand Dollars ($200,000).

“Excess Cash Flow” means EBITDA less working capital changes, capital expenditures, cash taxes paid, cash interest expenses paid, required principal payments on all Indebtedness to Bank hereunder and payments made with respect to Subordinated Debt that are permitted hereunder.

“Foreign Exchange Sublimit” means a sublimit for FX Contracts under the Revolving Line not to exceed Five Hundred Thousand Dollars ($500,000), minus any amounts outstanding under the ACH Sublimit and the Letter of Credit Sublimit.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e) all obligations arising under the ACH Sublimit and Foreign Exchange Sublimit, if any.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iv).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed Five Hundred Thousand Dollars ($500,000), minus any amounts outstanding under the ACH Sublimit and the Foreign Exchange Sublimit.

“Liquidity” means a ratio of Cash held at Bank plus availability under the Revolving Line.

“Parent” means J.L. Halsey Corporation.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary of:

(a)           Inventory in the ordinary course of business;

(b)           licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business;

(c)           cash to Subsidiaries who are not Borrowers hereunder in an aggregate amount not to exceed Three Million Two Hundred Thousand Dollars ($3,200,000) to be used in connection with the Hot Banana Acquisition and to be used for such Subsidiaries working capital on a going forward basis;

(d)           cash to foreign Subsidiaries who are not Borrowers hereunder in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate per year to be used for such Subsidiaries working capital;

(e)           any property to a Borrower;

(f)            worn-out or obsolete Equipment; or

(g)           other assets of Borrowers and their Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year.

“Revolving Line” means a Credit Extension of up to Fifteen Million Dollars ($15,000,000) inclusive of any amounts outstanding under the Letter of Credit Sublimit, the ACH Sublimit and the Foreign Exchange Sublimit; provided however that availability under the Revolving Line shall be reduced on the last day of each month beginning on April 30, 2007 by Two Hundred Eight Thousand Three Hundred Thirty Three and 33/100 Dollars ($208,333.33) per month through the Revolving Maturity Date.

“Revolving Maturity Date” means March 31, 2012.

4.             Section 2.1(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b)         Advances Under Revolving Line.

(i)            Amount.  Subject to and upon the terms and conditions of this Agreement (1) Borrowers may request one or more Advances in an aggregate outstanding amount not to exceed the Revolving Line, less any amounts outstanding under the Letter of Credit Sublimit, the Foreign Exchange Sublimit and the ACH Sublimit and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.  Borrowers may prepay and reborrow any Advances without penalty or premium.

(ii)           Excess Cash Flow Recapture.  Within three (3) Business days of receipt of quarterly SEC financial statements for each fiscal quarter during which Advances are outstanding, Borrowers shall pay to Bank an amount equal to seventy five percent (75%) of their Excess Cash Flow for the immediately preceding fiscal quarter.  This Excess Cash Flow payment will be allocated to reduce the amount of outstanding Advances.

(iii)          Form of Request.  Whenever Borrowers desire an Advance, Borrowers will notify Bank by email or facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(b) to Borrowers’ deposit account.

(iv)          Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of a Borrower such Letters of Credit as Parent may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line.  Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement.  Borrowers shall pay any standard issuance and other fees that Bank notifies Parent it will charge for issuing and processing Letters of Credit.

(v)           ACH Sublimit.  Subject to the terms and conditions of this Agreement, Borrowers may request ACH origination services by delivering to Bank a duly executed ACH application on Bank’s standard form; provided, however, that the total amount of the ACH processing reserves shall not exceed, and availability under the Revolving Line shall be reduced by, the ACH Sublimit.  In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the ACH services.  If Borrowers have not secured to Bank’s satisfaction their obligations with respect to any ACH origination services by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding ACH origination services.  Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the ACH origination services continue.  Bank, upon request by Borrower, shall release any such balances to the extent they exceed the then outstanding ACH liabilities.

(vi)          Foreign Exchange Sublimit.  Subject to and upon the terms and conditions of this Agreement and any other agreement that a Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”), Parent may request Bank to enter into FX Contracts with a Borrower due not later than the Revolving Maturity Date.  Borrowers shall pay any standard issuance and other fees that Bank notifies Parent will be charged for issuing and processing FX Contracts for such Borrower.  The FX Amount shall at all times be equal to or less than the Foreign Exchange Sublimit.  The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between a Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as  determined by Bank, in its sole discretion from time to time.  The initial Foreign Exchange Reserve Percentage shall be fifty percent (50%).

(vii)         Collateralization of Obligations Extending Beyond Maturity.  If Borrowers have not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit, ACH origination services, or FX Contracts by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit, ACH origination services, or FX Contracts.  Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit, ACH origination services, or FX Contracts are outstanding or continue.  Bank shall, upon request by Borrowers, release any such balances to the extent they exceed then outstanding and undrawn Letters of Credit, ACH liabilities and FX Contracts.

5.             Section 2.5(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b)         Unused Fee.  A fee equal to a percentage equal to the Applicable Unused Fee Percentage of the difference between the amount then available under the Revolving Line pursuant to Section 2.1(b)(i) and the average daily balance outstanding thereunder during the term hereof, paid quarterly in arrears on an annualized basis, which shall be nonrefundable; and”

6.             A new Section 2.5(c) is hereby added to the Agreement as follows:

“(c)         Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses as and when they become due.”

7.             Section 6.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Financial Covenants.  Borrowers and their Subsidiaries, on consolidated basis, shall at all times maintain the following financial ratios and covenants:

(a)           Fixed Charge Coverage.  Measured on a monthly basis, a ratio of annualized rolling three-month EBITDA minus cash taxes and Capitalized Expenditures to the sum of cash interest expense plus the current portion of all Indebtedness to Bank of at least 1.25 to 1.00.

(b)           EBITDA.  Measured monthly on a rolling three-month basis, an EBITDA of not less than (i) One Million Five Hundred Thousand Dollars ($1,500,000) for the measuring periods ending March 31, 2007 through August 31, 2007, (ii) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) for the measuring periods ending September 30, 2007 through February 28, 2008 and (iii) Two Million Dollars ($2,000,000) at all times thereafter.

(c)           Senior Debt to EBITDA.  Measured on a monthly basis, a ratio of all outstanding Obligations to EBITDA calculated on an annualized rolling three-month basis of not greater than:

(i) 2.50 to 1.00 for the measuring periods ending March 31, 2007 through February 28, 2008 and (ii) 2.00 to 1.00 at all times thereafter.

(d)           Liquidity. Measured monthly, a Liquidity of not less than (i) Two Million Dollars ($2,000,000) for the measuring periods ending March 31, 2007 through August 31, 2007 and (ii) One Million Dollars ($1,000,000) at all times thereafter.

8.             Exhibit C to the Agreement is hereby replaced with Exhibit C attached hereto.

9.             Exhibit D to the Agreement is hereby replaced with Exhibit D attached hereto.

10.           J.L. HALSEY CORPORATION and ADMIRAL MANAGEMENT COMPANY have executed those certain Unconditional Guaranties and Third Party Security Agreements in favor of Bank, each dated as of October 4, 2005 (the “Guaranty Documents”).  Upon J.L. HALSEY CORPORATION and ADMIRAL MANAGEMENT COMPANY becoming co-borrowers under the Agreement upon the execution hereof, the Guaranty Documents shall be terminated and shall no longer be of force or effect.

11.           No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Bank’s failure at any time to require strict performance by Borrowers of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Bank.

12.           Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

13.           Each Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

14.           As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Amendment, duly executed by each Borrower;

(b)           a Certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)           a commitment fee in the amount of $75,000, which may be debited from any of Borrower’s accounts;

(d)           an agreement to provide insurance;

(e)           a subordination agreement executed by THE JOHN BUCKMAN AND JAN HANFORD TRUST;

(f)            all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrowers’ accounts; and

(g)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

15.           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

COMMODORE RESOURCES (NEVADA), INC.

By:	/s/ Richard A. McDonald

Title:	President

LYRIS TECHNOLOGIES INC.

By:	/s/Luis Rivera

Title:	CEO & President

UPTILT RESOURCES INC.

By:	/s/Luis Rivera

Title:	CEO & President

MCC NEVADA, INC.

By:	/s/ Richard A. McDonald

Title:	Secretary & Treasurer

CLICKTRACKS ANALYTICS, INC.

By:	/s/Luis Rivera

Title:	Secretary & Treasurer

J.L. HALSEY CORPORATION

By:	/s/Luis Rivera

Title:	CEO & President

ADMIRAL MANAGEMENT COMPANY

By:	/s/ Richard A. McDonald

Title:	Secretary & Treasurer

[Borrower Signature Page to Fifth Amendment to Loan & Security Agreement]

COMERICA BANK

By:	/s/Philip Koblis

Title:	/s/ First Vice President

[Bank Signature Page to Fifth Amendment to Loan & Security Agreement]

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	COMERICA BANK

FROM:	COMMODORE RESOURCES (NEVADA), INC., for itself and on behalf of all Borrowers

The undersigned authorized officer of COMMODORE RESOURCES (NEVADA), INC., for itself and on behalf of all Borrowers, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (i) Each Borrower is in complete compliance for the period ending                             with all required covenants except as noted below and (ii) all representations and warranties of each Borrower stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements	Monthly within 30 days	Yes	No
10K	Within 90 days of fiscal year end	Yes	No
10Q	Within 45 days of quarter end	Yes	No
A/R & A/P Agings	Monthly within 30 days	Yes	No
Compliance Cert.	Monthly within 30 days	Yes	No
A/R Audit	Initial and Annual	Yes	No
IP Report	Quarterly within 45 days	Yes	No
Total amount of Borrowers’ cash and investments	Amount: $	Yes	No
Total amount of Borrowers’ cash and investments maintained with Bank	Amount: $	Yes	No

Financial Covenant	Required	Actual	Complies

Measured on a Monthly Basis:
Maximum Senior Debt to EBITDA		: 1.00	Yes	No
Through 2/28/08	2.50:1.00
3/1/08 and thereafter	2.00:1.00

Minimum EBITDA		$	Yes	No
3/1/07 through 8/31/07	$1,500,000
9/1/07 through 2/28/08	$1,750,000
3/1/08 and thereafter	$2,000,000

Minimum Fixed Charge Coverage	1.25 : 1.00	: 1.00	Yes	No

Minimum Liquidity		$	Yes	No
3/1/07 through 8/31/07	$2,000,000
9/1/07 and thereafter	$1,000,000

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Sincerely,	Received by:
AUTHORIZED SIGNER
Date:
SIGNATURE
Verified:
TITLE		AUTHORIZED SIGNER
Date:

DATE	Compliance Status	Yes	No

LIBOR Addendum To Loan and Security Agreement

This Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of  March 31, 2007, by and between COMERICA BANK (“Bank”) and COMMODORE RESOURCES (NEVADA), INC., LYRIS TECHNOLOGIES INC., UPTILT INC., MCC NEVADA, INC.,  CLICKTRACKS ANALYTICS, INC., ADMIRAL MANAGEMENT COMPANY and J.L. HALSEY CORPORATION (collectively, “Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated as of October 4, 2005, as may subsequently be amended from time to time, including but not limited to by that certain First Amendment to Loan and Security Agreement dated as of April 25, 2006,  that certain Second Amendment to Loan and Security Agreement dated as of August 18, 2006, that certain Third Amendment to Loan and Security Agreement dated as of November 30, 2006, that certain Fourth Amendment to Loan and Security Agreement dated as of January 30, 2007 and that certain Fifth Amendment to Loan and Security Agreement dated as of March 31, 2007

1.             Definitions.

a.                                       Advance.  As used herein, “Advance” means a borrowing requested by Borrower and made by Bank under the Note, including a LIBOR Option Advance and/or a Prime Rate Option Advance.

b.                                      Business Day.  As used herein, “Business Day” means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

c.                                       LIBOR.  As used herein, “LIBOR” means the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

Base LIBOR
LIBOR =	100% - LIBOR Reserve Percentage

(1)                                  “Base LIBOR” means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.

(2)                                  “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

d.                                      LIBOR Business Day.  As used herein, “LIBOR Business Day” means a Business day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

e.                                       LIBOR Period.  As used herein, “LIBOR Period” means, with respect to a LIBOR Option Advance:

(1)                                  initially, the period commencing on, as the case may be, the date the Advance is made or the date on which the Advance is converted to a LIBOR Option Advance, and continuing for, in every case, a 30, 60, 90 or 180 day period thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Advance as provided in the Note or in the notice of conversion as provided in this Addendum; and

(2)                                  thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, in every case, a 30, 60, 90 or 180 day period  thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.

f.                                         Note.  As used herein, “Note” means the Loan and Security Agreement dated as of October 4, 2005, as may subsequently be amended from time to time, including but not limited to by that certain First Amendment to Loan and Security Agreement dated as of April 25, 2006,  that certain Second Amendment to Loan and Security Agreement dated as of August 18, 2006, that certain Third Amendment to Loan and Security Agreement dated as of November 30, 2006, that certain Fourth Amendment to Loan and Security Agreement dated as of January 30, 2007 and that certain Fifth Amendment to Loan and Security Agreement dated as of March 31, 2007.

g.                                      Regulation D.  As used herein, “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

h.                                      Regulatory Development.  As used herein, “Regulatory Development” means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

2.             Interest Rate Options.  Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Note as follows:

1) If the Senior Debt/EBITDA ratio in section 6.7(c) of the Note is less than or equal to 1.00 to 1.00 for the most recently ended measuring period then:

a.               A rate equal to three and one quarter percent (3.25%) above Bank’s LIBOR, (the “LIBOR Option”), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

b.              A rate equal to one half of one percent above (0.50%) the “Prime Rate” as referenced in the Note and quoted from time to time by Bank as such rate may change from time to time (the “Prime Rate Option”).

2) If the Senior Debt/EBITDA ratio in section 6.7(c) of the Note is greater than 1.00 to 1.00 but less than or equal to 1.75 to 1.00 for the most recently ended measuring period then:

a.               A rate equal to three and one half percent (3.50%) above Bank’s LIBOR, (the “LIBOR Option”), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

b.              A rate equal to three quarters of one percent (0.75%) above the “Prime Rate” as referenced in the Note and quoted from time to time by Bank as such rate may change from time to time (the “Prime Rate Option”).; and

3) If the Senior Debt/EBITDA ratio in section 6.7(c) of the Note is greater than 1.75 to 1.00 but less than or equal to 2.50 to 1.00 for the most recently ended measuring period then:

c.               A rate equal to three and three quarters percent (3.75%) above Bank’s LIBOR, (the “LIBOR Option”), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

d.              A rate equal to one percent (1.00%) above the “Prime Rate” as referenced in the Note and quoted from time to time by Bank as such rate may change from time to time (the “Prime Rate Option”).

3.             LIBOR Option Advance.  The minimum LIBOR Option Advance will not be less than One Million and 00/100 Dollars ($1,000,000) for any LIBOR Option Advance.

4.             Payment of Interest on LIBOR Option Advances.  Interest on each LIBOR Option Advance shall be payable pursuant to the terms of the Note.  Interest on such LIBOR Option Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

5.             Bank’s Records Re: LIBOR Option Advances.  With respect to each LIBOR Option Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to the Note, which notations shall be prima facie evidence of the accuracy of the information noted.

6.             Selection/Conversion of Interest Rate Options.  At the time any Advance is requested under the Note and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Note, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period.  Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period.  For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR Period.  If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation as given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day.  If no specific designation of interest is made at the time any Advance is requested under the Note or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Prime Rate Option for such Advance or the principal amount to which such LIBOR Period applied.  At any time the LIBOR Option is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Prime Rate Option.  At any time the Prime Rate Option is in effect, Borrower may convert to the LIBOR OPTION, and shall designate a LIBOR Period.

7.             Default Interest Rate.  From and after the maturity date of the Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of the Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to five percent (5.00%) above the rate of interest from time to time applicable to the Note.

8.             Prepayment.  In the event that the LIBOR Option is the applicable interest rate for all or any part of the outstanding principal balance of the Note, and any payment or prepayment of any such outstanding principal balance of the Note shall occur on any day other than the last day of the applicable LIBOR Period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR Option as the applicable interest rate for all or any part of the outstanding principal balance of the Note in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the applicable interest rate in respect of any outstanding principal balance of the Note hereunder shall be changed, for any reason whatsoever, from the LIBOR Option to the Prime Rate Option prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR Option is the applicable interest rate hereunder in respect of such outstanding principal balance of the Note, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties.  Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Note, as provided under this Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Note hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Note and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Note hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph.  Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.  Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.  Any outstanding principal balance of the Note which is bearing interest at such time at the Prime Rate Option may be prepaid without penalty or premium.  Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.

BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR OPTION ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN (“PREPAYMENT AMOUNT”), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR OPTION ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE NOTE, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR OPTION ADVANCE PURSUANT TO THE NOTE IN RELIANCE ON THESE AGREEMENTS.

BORROWERS’ INITIALS

9.             Hold Harmless and Indemnification.  Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Note, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance.

10.           Funding Losses.  The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of the LIBOR Option(s) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination.  A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes.  This obligation shall survive the termination of this Addendum and the payment of the Note.

11.           Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR.  If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank’s reasonable determination , make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:

a.                                       In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

b.                                      No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

12.           Additional Costs.  Borrower shall pay to Bank from time to time, upon Bank’s request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a LIBOR Option Advance or to Bank’s obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance; (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities).  Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

13.           Legal Effect.  Except as specifically modified hereby, all of the terms and conditions of the Note remain in full force and effect.